Capital City Bank Group, Inc.
Reports First Quarter 2012 Results

TALLAHASSEE, Fla. (May 1, 2012) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported a net loss of $1.2 million, or $0.07 per diluted share for the first quarter of 2012 compared to a net loss of $0.5 million, or $0.03 per diluted share in the fourth quarter of 2011 and net income of $1.3 million, or $0.08 per diluted share for the first quarter of 2011.

Compared to the fourth quarter of 2011, performance reflects lower operating revenues of $1.1 million, an increase in noninterest expense of $1.5 million, and higher income taxes of $0.9 million.  These unfavorable variances were partially offset by a $2.8 million reduction in the loan loss provision reflecting improved metrics related to problem loan inflow and lower net charge-offs.

Compared to the first quarter of 2011, the reduction in earnings was due to lower operating revenues of $4.1 million and a higher loan loss provision of $0.7 million, partially offset by lower noninterest expense of $0.7 million and income taxes of $1.6 million.  Earnings for the first quarter of 2011 reflect the sale of our Visa stock, which resulted in a net pre-tax gain of $2.6 million.

“Credit quality continues to be our number one priority,” said William G. Smith, Jr., Chairman, President and CEO of Capital City Bank Group.  “We are encouraged by a significant reduction in gross additions to our nonaccruing loan portfolio, which were at a level consistent with the trends we experienced during most of 2011.  Additionally, our past due loans declined 53% to $9.2 million, which represents the lowest level since 2003.  Sales of other real estate (OREO) totaled $7.9 million which is the second best quarter since this economic downturn began.  As we enter the second quarter, we have a strong pipeline of OREO contracts pending.  From a lending perspective, real estate markets remain weak, which when combined with the historically low interest rates and high levels of liquidity continues to put pressure on our margin.  An uncertain economy and mounting regulation have produced the most difficult operating environment of my career, but our managers are working diligently to capitalize on market opportunities and to eliminate non-essential expenses.  While disappointed with the first quarter loss, we acknowledged early on that the road to recovery would be bumpy, and we will continue to stay focused and commit resources to those aspects of our business which will return Capital City to its historical performance level.  Although the present remains challenging, I continue to be optimistic about our long term prospects.”

The Return on Average Assets was -0.18% and the Return on Average Equity was -1.84% for the first quarter of 2012, compared to -0.08% and -0.80%, respectively for the fourth quarter of 2011, and 0.20% and 2.03%, respectively for the comparable quarter in 2011.

Discussion of Financial Condition

Average earning assets were $2.268 billion for the first quarter of 2012, an increase of $121.8 million, or 5.7% over the fourth quarter of 2011, and a decline of $10.3 million, or 0.5%, from the first quarter of 2011.  The increase compared to the fourth quarter of 2011 primarily reflects the higher level of deposits resulting from the seasonal influx of public funds.  The slight decline in earning assets when compared to the prior year is attributable to the continued resolution of problem loans as they were charged off or transferred to the other real estate category (OREO).   Partially offsetting the decline was a higher fund sold balance due to loan maturities/repayments and payoffs.

When compared to the fourth and first quarters of 2011, average deposits increased by $128.4 million and $36.0 million, respectively, and average loans declined (a portion of which is attributable to problem loan resolution) by $50.2 million and $133.9 million, respectively.

Loan balances continued to decline throughout the portfolio, driven primarily by a reduction in the commercial real estate, residential and commercial loan categories.  Our core loan portfolio continues to be impacted by a normal amortization and a higher level of payoffs that have outpaced our new loan production.  New loan production continues to be impacted by weak loan demand attributable to the lack of consumer confidence and a sluggish economy.  The resolution of problem loans (which has the effect of lowering the loan portfolio as loans are either charged off or transferred to OREO) also contributed to the overall decline.  During the first quarter of 2012, loan charge-offs and loans transferred to OREO accounted for $9.5 million, or 19%, of the net reduction in total loans of $49.8 million from the fourth quarter of 2011.  Compared to the first quarter of 2011, loan resolution accounted for $57.8 million, or 43%, of the net reduction in loans of $133.9 million1.  Efforts to stimulate new loan growth are ongoing and we have recently introduced new lending programs in our business and commercial real estate lending areas to mitigate the significant impact that consumer and business deleveraging is having on our portfolio.

Nonperforming assets (nonaccrual loans and OREO) totaled $136.8 million at the end of the first quarter of 2012, a decrease of $0.8 million from the fourth quarter of 2011 and an increase of $7.5 million over the first quarter of 2011.  Nonaccrual loans totaled $78.7 million at the end of the first quarter of 2012, an increase of $3.7 million and $4.8 million, respectively, over the same prior year periods.  The addition of one large commercial real estate loan drove the increase over both prior periods.  The balance of OREO totaled $58.1 million at the end of the first quarter of 2012, a decrease of $4.5 million from the fourth quarter of 2011 and an increase of $2.7 million over the first quarter of 2011.  OREO sales picked up momentum in the first quarter of 2012 as we sold properties totaling $7.9 million.  Nonperforming assets represented 5.14% of total assets at March 31, 2012 compared to 5.21% at December 31, 2011 and 4.86% at March 31, 2011.

Average total deposits were $2.161 billion for the first quarter of 2012, an increase of $128.4 million, or 6.3%, from the fourth quarter of 2011 and higher by $36.0 million, or 1.7%, from the first quarter of 2011.  The increase in deposits when compared to both periods was driven primarily by higher public funds balances, savings and noninterest bearing deposits.  This was partially offset by a reduction of certificates of deposit.  Although public funds are seasonal in nature they continue to represent a larger component of our deposit mix.

We continue to experience a favorable shift in the mix of our deposits as higher cost certificates of deposit are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.  Prudent pricing discipline will continue to be the key to managing our mix of deposits.  Therefore, we do not attempt to compete with higher rate paying competitors for deposits.

Borrowings were slightly higher when compared to the fourth quarter of 2011, but declined $47.8 million when compared to the first quarter of 2011, as a result of lower balances in repurchase agreements and amortization/payment of FHLB advances.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $373.0 million during the first quarter of 2012 compared to an average net overnight funds sold position of $191.8 million in the fourth quarter of 2011 and an average overnight funds sold position of $238.1 million in the first quarter of 2011.  The higher balance when compared to both periods reflects higher deposits (public funds and noninterest bearing), and a decrease in the loan and investment portfolios.

Discussion of Operating Results

Tax equivalent net interest income for the first quarter of 2012 was $21.8 million compared to $22.6 million for the fourth quarter of 2011 and $23.3 million for the first quarter of 2011.  The decrease in tax equivalent net interest income compared to the prior periods was due to a reduction in loan income primarily attributable to declining loan balances and unfavorable asset repricing, partially offset by a reduction in  interest expense and a lower level of foregone interest on loans.  The lower interest expense is attributable to certificates of deposit and reflects both lower balances and favorable repricing.

1 The reductions in loan portfolio balances stated in this paragraph are based on “as of” balances, not averages.

The decline in the loan portfolio, coupled with the low rate environment continues to put pressure on our net interest income.  Lowering our cost of funds, to the extent we can, and continuing to shift the mix of our deposits will help to partially mitigate the unfavorable impact of weak loan demand and repricing, although the impact is expected to be minimal.

The net interest margin for the first quarter of 2012 was 3.87%, a decrease of 30 basis points from the fourth quarter of 2011 and a decline of 27 basis points from the first quarter of 2011.  The decrease in the margin for all comparable periods is attributable to the shift in our earning asset mix and unfavorable asset repricing, partially offset by a lower average cost of funds.  The shift in the earning asset mix compared to the fourth quarter of 2011 was driven by both a reduction in the loan portfolio and an increase in seasonal deposits (which are invested in overnight funds), while the shift in mix year over year was primarily attributable to the decline in the loan portfolio.

The provision for loan losses for the first quarter of 2012 was $4.8 million compared to $7.6 million in the fourth quarter of 2011 and $4.1 million for the first quarter of 2011.  The decrease in the loan loss provision compared to fourth quarter of 2011 primarily reflects a lower level of reserves for impaired loan additions and a reduced level of loan charge-offs.  The higher level of loan loss provision compared to the first quarter of 2011 reflects a higher level of general reserves.  Net charge-offs for the first quarter of 2012 totaled $4.6 million, or 1.16% (annualized), of average loans compared to $6.2 million, or 1.50% for the fourth quarter of 2011 and $5.7 million, or 1.33% in the first quarter of 2011.  At quarter-end, the allowance for loan losses of $31.2 million was 1.98% of outstanding loans (net of overdrafts) and provided coverage of 40% of nonperforming loans compared to 1.91% and 41%, respectively, at December 31, 2011, and 1.98% and 46%, respectively, at March 31, 2011.

Noninterest income for the first quarter of 2012 totaled $13.6 million, a decrease of $0.3 million, or 2.1%, from the fourth quarter of 2011 and $2.7 million, or 16.8%, from the first quarter of 2011.  The decline from the fourth quarter of 2011 was driven by a $0.2 million reduction in deposit fees and a $0.1 million decrease in trust fees.  The decline in deposit fees reflects a seasonal reduction in overdraft fees and the decline in trust fees reflects a lower level of estate management fees, which will vary depending on the number of estates being managed.  The unfavorable variance compared to the first quarter of 2011 was driven by a $3.2 million gain from the sale of our Visa stock in the first quarter of 2011.  Higher deposit fees of $0.3 million, mortgage banking fees of $0.2 million, and bank card fees of $0.3 million, partially offset by lower data processing fees of $0.3 million also contributed to the variance.  The increase in deposit fees reflects a lower level of overdraft charge-offs.  Increased loan production drove the higher level of mortgage banking fees reflecting increased home purchase activity in our markets.  The increase in bank card fees was attributable to an increase in active cards and higher card utilization.  Data processing fees declined due to a reduction in the number of banks that we process for as two of our user banks were acquired and discontinued service in early 2011.

Noninterest expense for the first quarter of 2012 totaled $32.6 million, an increase of $1.5 million, or 4.8%, over the fourth quarter of 2011 and a decrease of $0.7 million, or 2.2%, from the first quarter of 2011.  The increase compared to the fourth quarter of 2011 was due to higher expense for salary/associate benefits, primarily pension plan expense of $0.6 million, stock compensation expense of $0.5 million, and unemployment taxes of $0.3 million.  The increase in expense for our pension plan was due to the utilization of a lower discount rate in 2012 reflective of lower long-term bond interest rates.  The unfavorable variance in stock compensation reflects the adjustment to our stock compensation expense accrual in the fourth quarter of 2011 due to not meeting the award criteria.  The higher level of unemployment taxes reflects a higher rate due to continued high unemployment levels in Florida.  The favorable variance in noninterest expense compared to the first quarter of 2011 was attributable to a reduction in other expense of $0.4 million and intangible amortization expense of $0.3 million.  The decrease in other expense was primarily due to lower FDIC insurance fees of $0.3 million, advertising costs of $0.2 million, and miscellaneous expense of $0.3 million, partially offset by higher professional fees of $0.5 million.  The reduction in intangible amortization expense reflects the full amortization of certain core deposit intangibles from past acquisitions.  FDIC insurance fees declined due to a lower premium rate reflective of the revised rate structure implemented in mid-2011.  Advertising expense declined due to improved cost controls over advertising for our free checking account products.  A swap liability recorded in the first quarter of 2011 related to the sale of our Visa stock drove the favorable variance in miscellaneous expense.  The increase in professional fees reflects higher audit and consulting fees.

We realized an income tax benefit of $1.0 million in the first quarter of 2012 compared to a benefit of $1.9 million for the fourth quarter of 2011.  The unfavorable variance was primarily attributable to the favorable resolution of certain tax contingencies in the fourth quarter of 2011.  Lower operating profit drove the variance in income taxes compared to the first quarter of 2011.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (“Company”) (NASDAQ: CCBG) is one of the largest publicly traded financial services companies headquartered in Florida and has approximately $2.7 billion in assets.  The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services.  The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 70 banking offices and 74 ATMs in Florida, Georgia and Alabama.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially.  The following factors, among others, could cause the Company’s actual results to differ: legislative or regulatory changes, including the Dodd-Frank Act; the strength of the U.S. economy and the local economies where the Company conducts operations; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate for the Company’s loan loss provision; the frequency and magnitude of foreclosure of the Company’s loans; continued depression of the market value of the Company that could result in an impairment of goodwill; restrictions on our operations, including the inability to pay dividends without our regulators’ consent; the effects of the health and soundness of other financial institutions, including the FDIC’s need to increase Deposit Insurance Fund assessments; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; the Company’s ability to integrate acquisitions; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.
EARNINGS HIGHLIGHTS
Unaudited

	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011

EARNINGS
Net (Loss) Income	$(1,162)	$(535)	$1,310
Net (Loss) Income Per Common Share	$(0.07)	$(0.03)	$0.08
PERFORMANCE
Return on Average Equity	-1.84%	-0.80%	2.03%
Return on Average Assets	-0.18%	-0.08%	0.20%
Net Interest Margin	3.87%	4.17%	4.14%
Noninterest Income as % of Operating Revenue	38.64%	38.34%	41.54%
Efficiency Ratio	91.73%	85.08%	83.30%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	14.17%	13.96%	13.46%
Total Capital Ratio	15.54%	15.32%	14.82%
Tangible Common Equity Ratio	6.42%	6.51%	6.73%
Leverage Ratio	9.71%	10.26%	9.74%
Equity to Assets	9.43%	9.54%	9.74%
ASSET QUALITY
Allowance as % of Non-Performing Loans	39.65%	41.37%	45.80%
Allowance as a % of Loans	1.98%	1.91%	1.98%
Net Charge-Offs as % of Average Loans	1.16%	1.50%	1.33%
Nonperforming Assets as % of Loans and ORE	8.36%	8.14%	7.31%
Nonperforming Assets as % of Total Assets	5.14%	5.21%	4.86%
STOCK PERFORMANCE
High	$9.91	$11.11	$13.80
Low	7.32	9.43	11.87
Close	7.45	9.55	12.68
Average Daily Trading Volume	$24,751	$33,026	$21,740

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

	2012	2011
(Dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
ASSETS
Cash and Due From Banks	$50,567	$54,953	$53,027	$71,554	$52,000
Funds Sold and Interest Bearing Deposits	418,678	330,361	193,387	223,183	271,375
Total Cash and Cash Equivalents	469,245	385,314	246,414	294,737	323,375

Investment Securities, Available-for-Sale	284,490	307,149	306,038	304,313	311,356

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	132,119	130,879	142,511	149,830	153,960
Real Estate - Construction	34,554	26,367	31,991	30,867	35,614
Real Estate - Commercial	624,528	639,140	644,128	660,058	668,583
Real Estate - Residential	364,123	386,877	388,686	395,126	404,204
Real Estate - Home Equity	240,800	244,263	245,438	248,228	248,745
Consumer	174,132	186,216	188,933	194,624	196,205
Other Loans	6,555	12,495	13,720	5,987	5,098
Overdrafts	2,073	2,446	2,292	2,882	2,385
Total Loans, Net of Unearned Interest	1,578,884	1,628,683	1,657,699	1,687,602	1,714,794
Allowance for Loan Losses	(31,217)	(31,035)	(29,658)	(31,080)	(33,873)
Loans, Net	1,547,667	1,597,648	1,628,041	1,656,522	1,680,921

Premises and Equipment, Net	111,408	110,991	111,471	112,576	113,918
Intangible Assets	85,376	85,483	85,591	85,699	85,806
Other Real Estate Owned	58,100	62,600	61,196	61,016	55,364
Other Assets	103,992	92,127	85,221	84,395	91,754
Total Other Assets	358,876	351,201	343,479	343,686	346,842

Total Assets	$2,660,278	$2,641,312	$2,523,972	$2,599,258	$2,662,494

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$605,774	$618,317	$584,628	$568,813	$540,184
NOW Accounts	845,149	828,990	708,066	764,480	818,512
Money Market Accounts	283,224	276,910	280,001	283,230	288,224
Regular Savings Accounts	172,262	158,462	154,136	153,403	150,051
Certificates of Deposit	279,295	289,840	316,968	331,085	350,076
Total Deposits	2,185,704	2,172,519	2,043,798	2,101,011	2,147,047

Short-Term Borrowings	42,188	43,372	47,508	65,237	86,650
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	42,826	44,606	45,389	49,196	50,050
Other Liabilities	75,876	65,986	63,465	60,383	56,582

Total Liabilities	2,409,481	2,389,370	2,263,047	2,338,714	2,403,216

SHAREOWNERS' EQUITY
Common Stock	172	172	172	171	171
Additional Paid-In Capital	38,101	37,838	38,074	37,724	37,548
Retained Earnings	236,299	237,461	237,969	237,709	237,276
Accumulated Other Comprehensive Loss, Net of Tax	(23,775)	(23,529)	(15,290)	(15,060)	(15,717)

Total Shareowners' Equity	250,797	251,942	260,925	260,544	259,278

Total Liabilities and Shareowners' Equity	$2,660,278	$2,641,312	$2,523,972	$2,599,258	$2,662,494

OTHER BALANCE SHEET DATA
Earning Assets	$2,282,053	$2,266,193	$2,157,124	$2,215,098	$2,297,525
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Core Deposits	198	258	318	378	437
Other	367	414	462	510	558
Interest Bearing Liabilities	1,727,831	1,705,066	1,614,954	1,709,518	1,806,450

Book Value Per Diluted Share	$14.60	$14.68	$15.20	$15.20	$15.13
Tangible Book Value Per Diluted Share	9.63	9.70	10.21	10.21	10.13

Actual Basic Shares Outstanding	17,182	17,160	17,157	17,127	17,127
Actual Diluted Shares Outstanding	17,182	17,161	17,172	17,139	17,136

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

	2012	2011
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

INTEREST INCOME
Interest and Fees on Loans	$22,005	$22,915	$23,777	$24,305	$23,947
Investment Securities	900	902	978	1,017	1,071
Funds Sold	225	95	136	145	171
Total Interest Income	23,130	23,912	24,891	25,467	25,189

INTEREST EXPENSE
Deposits	643	699	907	1,083	1,258
Short-Term Borrowings	8	6	78	110	111
Subordinated Notes Payable	382	358	339	343	340
Other Long-Term Borrowings	436	452	467	492	494
Total Interest Expense	1,469	1,515	1,791	2,028	2,203
Net Interest Income	21,661	22,397	23,100	23,439	22,986
Provision for Loan Losses	4,793	7,600	3,718	3,545	4,133
Net Interest Income after Provision for Loan Losses	16,868	14,797	19,382	19,894	18,853

NONINTEREST INCOME
Service Charges on Deposit Accounts	6,309	6,530	6,629	6,309	5,983
Data Processing Fees	675	743	749	764	974
Asset Management Fees	1,015	1,124	1,080	1,080	1,080
Retail Brokerage Fees	758	776	807	939	729
Gain on Sale of Investment Securities	-	-	-	-	-
Mortgage Banking Fees	848	845	645	568	617
Interchange Fees (1)	1,526	1,399	1,420	1,443	1,360
ATM/Debit Card Fees (1)	1,245	1,098	1,170	1,115	1,136
Other	1,210	1,358	1,693	2,230	4,455
Total Noninterest Income	13,586	13,873	14,193	14,448	16,334

NONINTEREST EXPENSE
Salaries and Associate Benefits	16,843	15,260	15,805	16,000	16,577
Occupancy, Net	2,266	2,284	2,495	2,447	2,396
Furniture and Equipment	2,201	2,097	2,118	2,117	2,226
Intangible Amortization	107	107	108	107	353
Other Real Estate	3,513	3,425	2,542	3,033	3,677
Other	7,667	7,930	7,579	7,463	8,102
Total Noninterest Expense	32,597	31,103	30,647	31,167	33,331

OPERATING (LOSS) PROFIT	(2,143)	(2,433)	2,928	3,175	1,856
Income Tax (Benefit) Expense	(981)	(1,898)	951	1,030	546
NET (LOSS) INCOME	$(1,162)	$(535)	$1,977	$2,145	$1,310

PER SHARE DATA
Basic (Loss) Income	$(0.07)	$(0.03)	$0.12	$0.12	$0.08
Diluted (Loss) Income	$(0.07)	$(0.03)	$0.12	$0.12	$0.08
Cash Dividends	0.000	0.000	0.100	0.100	0.100
AVERAGE SHARES
Basic	17,181	17,157	17,152	17,127	17,122
Diluted	17,181	17,157	17,167	17,139	17,130

(1) Together referred to as "Bank Card Fees"

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND NONPERFORMING ASSETS
Unaudited

	2012	2011	2011	2011	2011
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$31,035	$29,658	$31,080	$33,873	$35,436
Provision for Loan Losses	4,793	7,600	3,718	3,545	4,133
Net Charge-Offs	4,611	6,223	5,140	6,338	5,696
Balance at End of Period	$31,217	$31,035	$29,658	$31,080	$33,873
As a % of Loans	1.98%	1.91%	1.79%	1.84%	1.98%
As a % of Nonperforming Loans	39.65%	41.37%	55.54%	50.89%	45.80%
As a % of Nonperforming Assets	22.82%	22.55%	25.88%	25.46%	26.19%

CHARGE-OFFS
Commercial, Financial and Agricultural	$268	$634	$186	$301	$721
Real Estate - Construction	-	25	75	14	-
Real Estate - Commercial	1,532	2,443	1,031	2,808	430
Real Estate - Residential	1,967	2,755	3,287	2,371	3,456
Real Estate - Home Equity	892	205	580	944	998
Consumer	732	879	832	606	620
Total Charge-Offs	$5,391	$6,941	$5,991	$7,044	$6,216

RECOVERIES
Commercial, Financial and Agricultural	$67	$242	$33	$43	$63
Real Estate - Construction	-	-	-	5	9
Real Estate - Commercial	138	87	37	115	12
Real Estate - Residential	163	34	271	113	60
Real Estate - Home Equity	18	13	108	57	36
Consumer	394	342	402	373	340
Total Recoveries	$780	$718	$851	$706	$520

NET CHARGE-OFFS	$4,611	$6,223	$5,140	$6,338	$5,696

Net Charge-Offs as a % of Average Loans(1)	1.16%	1.50%	1.22%	1.49%	1.33%

RISK ELEMENT ASSETS
Nonaccruing Loans	$78,726	$75,023	$53,396	$61,076	$73,954
Other Real Estate	58,100	62,600	61,196	61,016	55,364
Total Nonperforming Assets	$136,826	$137,623	$114,592	$122,092	$129,318

Past Due Loans 30-89 Days	$9,193	$19,425	$17,053	$18,103	$19,391
Past Due Loans 90 Days or More	25	224	26	271	-
Performing Troubled Debt Restructuring's	$37,373	$37,675	$28,404	$23,582	$24,028

Nonperforming Loans as a % of Loans	4.99%	4.61%	3.22%	3.62%	4.31%
Nonperforming Assets as a % of
Loans and Other Real Estate	8.36%	8.14%	6.67%	6.98%	7.31%
Nonperforming Assets as a % of Capital(2)	48.52%	48.63%	39.44%	41.87%	44.11%
Nonperforming Assets as a % of Total Assets	5.14%	5.21%	4.54%	4.70%	4.86%

(1) Annualized
(2) Capital includes allowance for loan losses.

AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	First Quarter 2012			Fourth Quarter 2011			Third Quarter 2011			Second Quarter 2011			First Quarter 2011
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

ASSETS:
Loans, Net of Unearned Interest	$1,596,480	$22,121	5.57%	$1,646,715	$23,032	5.55%	$1,667,720	$23,922	5.69%	$1,704,348	$24,465	5.76%	$1,730,330	$24,101	5.65%

Investment Securities
Taxable Investment Securities	242,481	794	1.31	248,217	816	1.31	248,138	828	1.32	244,487	825	1.35	231,153	851	1.48
Tax-Exempt Investment Securities	56,313	162	1.15	59,647	131	0.88	55,388	231	1.67	60,963	297	1.95	74,226	337	1.81

Total Investment Securities	298,794	956	1.28	307,864	947	1.22	303,526	1,059	1.39	305,450	1,122	1.47	305,379	1,188	1.56

Funds Sold	373,033	225	0.24	191,884	96	0.20	231,681	136	0.23	249,133	145	0.23	242,893	171	0.28

Total Earning Assets	2,268,307	$23,302	4.13%	2,146,463	$24,075	4.45%	2,202,927	$25,117	4.52%	2,258,931	$25,732	4.57%	2,278,602	$25,460	4.53%

Cash and Due From Banks	49,427			49,666			47,252			47,465			50,942
Allowance for Loan Losses	(31,382)			(29,550)			(30,969)			(32,993)			(34,822)
Other Assets	350,555			343,336			344,041			344,884			348,295

Total Assets	$2,636,907			$2,509,915			$2,563,251			$2,618,287			$2,643,017

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$823,406	$192	0.09%	$700,005	$148	0.08%	$726,652	$222	0.12%	$782,698	$259	0.13%	$786,939	$261	0.13%
Money Market Accounts	277,558	75	0.11	283,677	75	0.11	282,378	95	0.13	284,411	136	0.19	278,562	131	0.19
Savings Accounts	165,603	20	0.05	156,088	20	0.05	153,748	19	0.05	152,599	16	0.04	144,623	18	0.05
Time Deposits	284,129	356	0.50	299,487	456	0.60	324,951	571	0.70	338,723	672	0.80	360,575	848	0.95
Total Interest Bearing Deposits	1,550,696	643	0.17%	1,439,257	699	0.19%	1,487,729	907	0.24%	1,558,431	1,083	0.28%	1,570,699	1,258	0.32%

Short-Term Borrowings	45,645	8	0.07%	44,573	6	0.05%	64,160	78	0.48%	76,754	110	0.58%	87,267	111	0.52%
Subordinated Notes Payable	62,887	382	2.40	62,887	358	2.23	62,887	339	2.11	62,887	343	2.16	62,887	340	2.16
Other Long-Term Borrowings	44,286	436	3.96	45,007	452	3.99	46,435	467	3.99	49,650	492	3.97	50,345	494	3.98

Total Interest Bearing Liabilities	1,703,514	$1,469	0.35%	1,591,724	$1,515	0.38%	1,661,211	$1,791	0.43%	1,747,722	$2,028	0.47%	1,771,198	$2,203	0.50%

Noninterest Bearing Deposits	610,692			593,718			574,184			548,870			554,680
Other Liabilities	68,254			60,197			63,954			59,324			55,536

Total Liabilities	2,382,460			2,245,639			2,299,349			2,355,916			2,381,414

SHAREOWNERS' EQUITY:	254,447			264,276			263,902			262,371			261,603

Total Liabilities and Shareowners' Equity	$2,636,907			$2,509,915			$2,563,251			$2,618,287			$2,643,017

Interest Rate Spread		$21,833	3.78%		$22,560	4.07%		$23,326	4.09%		$23,704	4.10%		$23,257	4.03%

Interest Income and Rate Earned(1)		23,302	4.13		24,075	4.45		25,117	4.52		25,732	4.57		25,460	4.53
Interest Expense and Rate Paid(2)		1,469	0.26		1,515	0.28		1,791	0.32		2,028	0.36		2,203	0.39

Net Interest Margin		$21,833	3.87%		$22,560	4.17%		$23,326	4.20%		$23,704	4.21%		$23,257	4.14%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.
(2) Rate calculated based on average earning assets.